                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-100345


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 18, 2002

                      AMERICAN GENERAL FINANCE CORPORATION
                                 $1,000,000,000

                                  INCOMENOTES

             WITH MATURITIES OF 9 MONTHS OR MORE FROM DATE OF ISSUE

    We plan to offer and sell notes with various terms, which may include the following:

     --   maturity of 9 months or more from the date of issue;
     --   interest at a fixed rate;
     -- interest payment dates at monthly, quarterly, semi-annual or annual intervals;
     --   book-entry form (through The Depository Trust Company);
     -- redemption and/or repayment provisions, if applicable, whether mandatory, at our option or the option of the holder;
     --   payments in U.S. dollars or one or more foreign currencies; and
     -- minimum denominations of $1,000 or integral multiples of $1,000 or other specified denominations for notes denominated in foreign currencies.

    We will specify the final terms of each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

    You must pay for the notes by delivering the purchase price to an agent, unless you make other payment arrangements.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable best efforts on our behalf. If we sell all of the notes, we expect to receive aggregate proceeds of between $975,000,000 and $998,000,000 (or the equivalent amounts in one or more foreign currencies, including the Euro, or any composite currency), after paying the agents' discounts and commissions of between $2,000,000 and $25,000,000. However, the agents' discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. We do not expect that any of the notes will be listed on an exchange or the Nasdaq Stock Market.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

ABN AMRO FINANCIAL SERVICES, INC.
        BANC OF AMERICA SECURITIES LLC
               J.J.B.HILLIARD,W.L.LYONS INC.
                       MERRILL LYNCH & CO.
                              MORGAN STANLEY
                                     QUICK & REILLY, INC.
                                          RBC DAIN RAUSCHER, INC.
                                               SALOMON SMITH BARNEY
                                                    UBS PAINEWEBBER
                                                           WACHOVIA SECURITIES

                                 MARCH 28, 2003

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary of Prospectus Supplement............................   S-4
About This Prospectus Supplement and Pricing Supplements....   S-6
Risk Factors................................................   S-6
Important Currency Information..............................   S-8
Description of the Notes....................................   S-9
  General...................................................   S-9
  Payment of Principal and Interest.........................  S-12
  Redemption and Repurchase.................................  S-14
  Repayment at Option of Holder.............................  S-14
  Repayment Upon Death......................................  S-15
  European Monetary Union...................................  S-19
  Redenomination............................................  S-20
  Book-Entry System.........................................  S-21
Special Provisions Relating to Foreign Currency Notes.......  S-27
  General...................................................  S-27
  Payment of Principal, Premium, if any, and Interest, if
    any.....................................................  S-27
  Availability of Specified Currency........................  S-29
  Judgments.................................................  S-30
Certain United States Federal Income Tax Consequences.......  S-31
  United States Holders.....................................  S-32
  Non-U.S. Holders..........................................  S-38
  Backup Withholding........................................  S-39
  Foreign Currency Notes....................................  S-40
Supplemental Plan of Distribution...........................  S-40

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Where You Can Find More Information.........................    2
Incorporation of Information We File with the SEC...........    2
Special Note Regarding Forward-Looking Statements...........    3
American General Finance Corporation........................    4
Use of Proceeds.............................................    5
Selected Financial Information..............................    6
Ratio of Earnings to Fixed Charges..........................    7
Description of Debt Securities..............................    8
Plan of Distribution........................................   22
Legal Opinions..............................................   24
Experts.....................................................   24

     References in this prospectus supplement to "AGFC", "we", "us" and "our" are to American General Finance Corporation. References to the "agents" are to the agents named on the front cover of this prospectus supplement and in any pricing supplement.

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses. We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. Since August 29, 2001, American General Finance, Inc. has been an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. Neither AIG nor any of its affiliates will be a co-obligor or guarantor of the notes.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any of the agents has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of the applicable pricing supplement. Our business, financial condition and results of operations may have changed since that date.

                        SUMMARY OF PROSPECTUS SUPPLEMENT

     You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement.

Issuer.....................   American General Finance Corporation

Purchasing Agent...........   ABN AMRO Financial Services, Inc.

Title......................   IncomeNotes, which we refer to as the notes.

Amount.....................   Up to $1,000,000,000 aggregate principal amount or
                              the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency.

Denomination...............   We will issue and sell notes in denominations of
                              $1,000 and any amount in excess thereof that is an integral multiple of $1,000, or other denominations specified in the applicable pricing supplement for notes denominated in foreign currencies.

Status.....................   The notes will be senior notes, ranking equally
                              with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral.

Maturities.................   The notes will mature nine months or more from the
                              date of issue, as specified in the applicable pricing supplement.

Interest...................      --   Each note will bear interest from the
                                      issue date at a fixed rate, which will be zero in the case of a zero-coupon note.

                                 -- We will pay interest on each note, other than a zero-coupon note, on either monthly, quarterly, semi-annual or annual interest payment dates and at maturity.

                                 --   Unless otherwise specified in the
                                      applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal..................   The principal amount of the notes will be payable
                              on the maturity date of such notes at the corporate trust office of the trustee.

Redemption and Repayment...   Unless otherwise provided in the applicable
                              pricing supplement:

                                 --   the notes may not be redeemed by us or
                                      repaid at the option of the holder prior to maturity; and

                                 --   the notes will not be subject to any
                                      sinking fund.

                              The pricing supplement relating to any note will indicate whether the holder of such note will have the right to require us to repay a note prior to maturity upon the death of the owner of such note.

Form of Notes..............   The notes will be represented by global notes
                              deposited with or on behalf of the depositary, The
                              Depository Trust Company, New York, New York
                              ("DTC"), and registered in the name of DTC's nominee. Global notes will be exchangeable for definitive notes only in limited circumstances.
                              See "Description of Notes -- Book-Entry System".

Trustee....................   Citibank, N.A., Citibank Agency and Trust, 111
                              Wall Street, 14th Floor, New York, New York 10005, under an indenture dated as of May 1, 1999, which we refer to as the indenture.

Agents.....................   ABN AMRO Financial Services, Inc., Banc of America
                              Securities LLC, J.J.B.Hilliard,W.L.Lyons Inc.,
                              Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated, Morgan Stanley & Co. Incorporated,
                              Quick & Reilly, Inc. A FleetBoston Financial
                              Company, RBC Dain Rauscher, Inc., Salomon Smith
                              Barney, Inc., UBS PaineWebber Inc. and Wachovia
                              Securities, Inc., or any other agents named in the applicable pricing supplement, as agents of AGFC in connection with the offering of the notes.

Selling Group Members......   Broker-dealers and/or securities firms that have
                              executed dealer agreements with the purchasing agent and have agreed to market and sell the notes in accordance with the terms of these agreements and all other applicable laws and regulations. You may call 1-800-869-2198 for a list of selling group members or access the list on the Internet at www.agfincomenotes.com.

            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

     This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent that it contains information that is different from the information in the prospectus.

     Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Incorporation of Information We File with the SEC" in the accompanying prospectus.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES.

     If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. In these situations, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes being redeemed.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES.

     Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. Many factors independent of our creditworthiness may affect the trading market for, and trading value of, your notes. These factors include:

      -- the method of calculating the principal, premium and interest in respect of your notes;

      --   the time remaining to the maturity of your notes;

      --   the outstanding amount of your notes;

      --   the redemption features of your notes; and

      --   the general level, direction and volatility of market interest rates.

     There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

     Our credit ratings are an assessment by independent rating agencies of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

FOREIGN CURRENCY NOTES ARE SUBJECT TO EXCHANGE RATE AND EXCHANGE CONTROL RISKS.

     If you invest in notes denominated and/or payable in a currency other than U.S. dollars, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of significant changes in rates of exchange between the U.S. dollar and the applicable foreign currency and the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

     Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavailable to us due to the imposition of governmental exchange controls or other circumstances beyond our control or is no longer used by the govern-ment of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the indenture. The exchange rate agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

COURTS MAY NOT RENDER JUDGMENTS FOR MONEY DAMAGES IN ANY CURRENCY OTHER THAN U.S. DOLLARS.

     The notes will be governed by and construed in accordance with the internal laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

                         IMPORTANT CURRENCY INFORMATION

     You will be required to pay for your foreign currency-denominated notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth business day (as defined herein) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes".

                            DESCRIPTION OF THE NOTES

     Each time we offer and sell a note or notes, we will prepare a pricing supplement to this prospectus supplement and accompanying prospectus. The pricing supplement will include the specific terms of the note or notes to which it relates and may include modifications of or additions to the more general terms described in this prospectus supplement and accompanying prospectus. Through-out the following discussion of the terms of the notes, we will refer to various "specified" terms of the notes, and, unless otherwise stated, those references mean the terms specified in the applicable pricing supplement and notes. Except as otherwise specified in the pricing supplement relating to a note, the note will have the terms described below and in the accompanying prospectus under the caption "Description of Debt Securities". If the pricing supplement relating to the note specifies different terms, then the note will have the terms specified in the pricing supplement.

     The notes we are offering by this prospectus supplement constitute a series of debt securities for purposes of the indenture. The notes will rank equally in all respects with all debt securities issued under the indenture. For a description of the indenture and the rights of the holders of debt securities under the indenture, including the notes, see "Description of Debt Securities" in the accompanying prospectus.

     The following description of the particular terms and conditions of the notes we are offering supplements, and to the extent inconsistent therewith replaces, the description of the general terms and conditions of the debt securities described in the accompanying prospectus. The terms and conditions described in this section will apply to each note unless we otherwise specify in the applicable pricing supplement.

GENERAL

     The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. We will issue the notes only in the form of one or more global notes registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in "-- Book-Entry System". For more information on certificated and global notes, see "-- Book-Entry System".

     We may offer from time to time up to $1,000,000,000 aggregate principal amount or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency, of notes on terms determined at the time of sale. The U.S. dollar equivalent will be determined by a paying agent chosen by us, which will initially be Citibank, N.A. In order to determine the equivalent amount in connection with offerings in a foreign currency, the paying agent will use the noon buying rate in The City of New York for wire transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of

New York in effect as of the date of the pricing supplement applicable to such notes. If payments on any notes must be made in the currency of a country that adopts the Euro, then we may redenominate all of those notes into Euro by giving holders notice of the redenomination as described under "-- Redenomination" below.

     The notes will be offered on a continuous basis and will mature nine months or more from the date of issue.

     Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in, and payments of principal and/or interest, if any, in respect thereof will be made in United States dollars. The notes may also be denominated in, and payments of principal and/or interest, if any, in respect thereof may be made, in one or more foreign currencies. See "Special Provisions Relating to Foreign Currency Notes". We will issue each note in fully registered form in a denomination of $1,000 or an integral multiple thereof. The authorized denominations of notes denominated in a currency other than U.S. dollars will be described in the pricing supplement.

     The currency in which a note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country, or in the adopting member states of the European Union, as the case may be) is referred to as the "specified currency" with respect to the particular note. If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State (as defined herein), then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into Euro in accordance with the provisions more fully set forth under "-- Redenomination" herein. If payments on the notes are to be made in a foreign currency, including the Euro, and the issuing country of that currency, or the European Union, as the case may be, officially redenominates such currency into, or replaces it with, a currency other than the Euro, then our obligations with respect to payments on such notes shall be deemed, immediately following such redenomination, to provide for payment of that amount of redenominated currency representing the amount of our obligations immediately prior to such redenomination (by application of the fixed conversion rate adopted for this purpose by such country, or the European Union, as the case may be). Except as set forth above, in no event shall any adjustment be made to any amount payable with respect to a note as a result of any change in the value of the specified currency of such note relative to any other currency due solely to fluctuations in exchange rates. References to "United States dollars", "U.S. dollars" or

"$" are to the lawful currency of the United States of America (the "United States").

     You will be required to pay for your foreign currency-denominated notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth business day (as defined below) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes".

     The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, that is issued at more than a de minimis discount from its principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal income tax consequences of original issue discount notes, see
"-- Payment of Principal and Interest" and "Certain United States Federal Income Tax Consequences -- United States Holders -- Original Issue Discount". Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

     The notes may be registered for transfer or exchange at the principal office of the Corporate Trust Department of Citibank, N.A., the trustee under the indenture, in The City of New York. The transfer or exchange of global notes will be effected as specified in "-- Book-Entry System".

     Except as described in "Description of Debt Securities -- Limitations on Liens" in the accompanying prospectus, the indenture does not limit our ability to incur debt.

     As used in this prospectus supplement, "business day" means, with respect to any note, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency (or, if the specified currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open). "Principal financial center" means the capital city of the country issuing the specified currency; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Euro, South African rand and Swiss francs, the "principal financial center" shall be The City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of principal and interest, if any, with respect to global notes denominated in U.S. dollars will be paid in immediately available funds to The Depository Trust Company, also known as DTC, or its nominee. See "-- Book-Entry System". DTC will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee shall have any responsibility or liability for these payments by DTC.

     Although we do not expect to issue notes in certificated form except under the circumstances described under "-- Book-Entry System -- DTC", payments of principal and interest, if any, at maturity with respect to any certificated note will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in immediately available funds in accordance with its normal procedures. Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity, will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

     Unless we otherwise specify in the applicable pricing supplement, we are obligated to make payments of principal, premium, if any, and interest, if any, with respect to foreign currency notes in the specified currency. However, any amounts so payable by us in the specified currency will be converted into United States dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects to receive these amounts in the specified currency. For more information on payment of principal, premium, if any, and interest, if any, on foreign currency notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any".

     Unless we otherwise specify in the applicable pricing supplement, if:

      -- we redeem any original issue discount note as described under "-- Redemption and Repurchase",

      -- we repay any original issue discount note at the option of the holder as described under "-- Repayment at Option of Holder" and "-- Repayment Upon Death", or

      -- the principal of any original issue discount note is declared to be due and payable immediately as described in the accompanying prospectus under "Description of Debt Securities -- Events of Default, Note and Waiver",

then the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of:

      -- the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus

      -- the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable.

     This accrual will be calculated using the "interest method", computed in accordance with United States generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

     Each note, other than a zero-coupon note, will bear interest from and including the date of issue or, in the case of notes issued upon registration of transfer or exchange, from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless we otherwise specify in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The interest payment dates for a note, other than a zero-coupon note, will be as follows:

INTEREST PAYMENTS    INTEREST PAYMENT DATES
-----------------    ----------------------
Monthly............  Fifteenth day of each
                     calendar month,
                     commencing in the
                     first succeeding
                     calendar month
                     following the month in
                     which the note is
                     issued.
Quarterly..........  Fifteenth day of every
                     third month,
                     commencing in the
                     third succeeding
                     calendar month
                     following the month in
                     which the note is
                     issued.
Semi-annual........  Fifteenth day of every
                     sixth month,
                     commencing in the
                     sixth succeeding
                     calendar month
                     following the month in
                     which the note is
                     issued.
Annual.............  Fifteenth day of every
                     twelfth month,
                     commencing in the
                     twelfth succeeding
                     calendar month
                     following the month in
                     which the note is
                     issued.

     The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day.

     The interest rates on the notes may differ depending upon, among other things, prevailing market conditions at the time of issuance as well as the aggregate principal amount of notes purchased in any single transaction. Although we may change the interest rates and other variable terms of the notes from time to time, no change will affect any note already issued or as to which we have accepted an offer to purchase.

REDEMPTION AND REPURCHASE

     We may redeem your notes at our option prior to their maturity only if we so indicate in the pricing supplement relating to those particular notes on a date or dates specified and at a price or prices described in the applicable pricing supplement, together with any accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice.

     We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

     Notes will be repayable at the option of the holder prior to their maturity only if we so indicate in the pricing supplement relating to those particular notes on a date or dates specified and at a price or prices described in the applicable pricing supplement, to-gether with any accrued interest to the date of repayment.

     In order for a note to be repaid, the trustee must receive, at the principal office of the Corporate Trust Department of the trustee in The City of New York, at least 30 days, but not more than 45 days, prior to the specified repayment date, notice of the holder's exercise of its repayment option as specified in the note. Once this notice is delivered, the holder may not revoke its exercise of the repayment option. A holder may exercise the repayment option for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

     DTC or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment, if any, with respect to the notes. In order to ensure that DTC or its nominee will timely exercise such right to repayment with respect to a particular global note, the actual purchaser of an interest in the note, each called a beneficial owner, must instruct the broker or other direct or indirect participant through which it holds an interest in such global note to notify DTC of its desire to exercise the right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a global note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

REPAYMENT UPON DEATH

     The pricing supplement relating to a note will indicate whether the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. We call this right the "survivor's option". See the applicable pricing supplement to determine whether the survivor's option applies to any particular note.

     Upon exercise of the survivor's option, if applicable, we will repay any note (or portion thereof) properly delivered for repayment by or on behalf of the person (the "representative") that has authority to act on behalf of the deceased owner of the beneficial interest in such note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to the sum of:

      -- 100% of the principal amount of the beneficial interest of the deceased owner in such note (or, for zero-coupon notes, the amortized face amount for zero-coupon notes on the date of such repayment); and

      -- accrued and unpaid interest, if any, to the date of such repayment, subject to the following limitations.

     The survivor's option may not be exercised until 12 months following the date of original issue of the applicable notes. In addition, we may, in our sole discretion, limit the aggregate principal amount of notes as to which exercises of the survivor's option will be accepted in any calendar year (the "annual put limitation") to one percent (1%) of the outstanding aggregate principal amount of the notes as of December 31 of the most recently completed year, but in any event not less than $1,000,000 in any such calendar year (or, in each case, the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency). The annual put limitation may be a greater amount as we in our sole discretion may determine for any calendar year. In addition, we may limit to $200,000 (or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency), or such greater amount as we in our sole discretion may determine for any calendar year, the aggregate principal amount of notes (or portions thereof) as to which exercise of the survivor's option will be accepted in such calendar year with respect to any individual deceased owner of beneficial interests in such notes (the "individual put limitation").

     We will not make principal repayments pursuant to the exercise of the survivor's option in amounts that are less than $1,000 (or such other authorized denomination in such other specified currency as described in the applicable pricing supplement). If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000 (or such other authorized denomination in such other specified currency as described in the applicable pricing supplement).

     Each note (or portion thereof) that is tendered pursuant to a valid exercise of the survivor's option will be accepted promptly in the order all such notes are tendered, unless the acceptance of that note (or portion thereof) would contravene the annual put limitation, if applied, or the individual put limitation, if applied. If, as of the end of any calendar year, the aggregate principal amount of notes (or portions thereof) that have been accepted pursuant to exercise of the survivor's option during that year has not exceeded the annual put limitation, if applied, for that year, any notes (or portions thereof) not accepted during that calendar year because of the individual put limitation will be accepted in the order all such notes (or portions thereof) were tendered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

     Any note (or portion thereof) accepted for repayment pursuant to exercise of the survivor's option will be repaid no later than the first June 15 or December 15 to occur at least 20 calendar days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day. For example, if the acceptance date for notes delivered pursuant to the survivor's option was April 1, 2004, we would be obligated to repay those notes by June 15, 2004. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of the annual put limitation will be deemed to be tendered in the following calendar year in the order in which all such notes (or portions thereof) were originally tendered, unless any such note (or portion thereof) is withdrawn by the representative for the deceased beneficial owner prior to its repayment. In the event that a note (or any portion thereof) tendered for repayment pursuant to valid exercise of the survivor's option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder thereof at its last known address as indicated in the note register, that states the reason that the note (or portion thereof) has not been accepted for repayment. Following receipt of such notice from the trustee, the representative for the deceased beneficial owner may withdraw any such note (or portion thereof) and the exercise of the survivor's option. Other than as described in the immediately preceding sentence, notes (or portions thereof) tendered upon exercise of the survivor's option may not be withdrawn.

     Subject to the foregoing, in order for a survivor's option to be validly exercised with respect to any note (or portion thereof), the trustee must receive from the representative of the deceased beneficial owner:

      -- a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States;

      --   tender of the note (or portion thereof) to be repaid;

      -- appropriate evidence satisfactory to the trustee that (i) the representative has authority to act on behalf of the deceased beneficial owner, (ii) the death of such beneficial owner has occurred and (iii) the deceased was the owner of a beneficial interest in the note at the time of death;

      --   if applicable, a properly executed assignment or endorsement; and

      -- if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee attesting to the deceased's ownership of a beneficial interest in the note.

     Subject to the annual put limitation and the individual put limitation, all questions as to the eligibility or validity of any exercise of the survivor's option will be determined by the trustee in its sole discretion. The trustee's determination will be final and binding on all parties.

     The death of a person owning a beneficial interest in a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor's option. The death of a person owning a beneficial interest in a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder's interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor's option. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor's option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee. Such beneficial interest will be deemed to exist in typical cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gifts to Minors Act and community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a note.

     In the case of repayment pursuant to the exercise of the survivor's option, for notes represented by a global note, DTC or its nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor's option for such note. To obtain repayment pursuant to exercise of the survivor's option with respect to a note represented by a global note, the representative must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

      -- a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States;

      -- appropriate evidence satisfactory to the trustee that (i) the representative has authority to act on behalf of the deceased beneficial owner, (ii) the death of the beneficial owner has occurred and (iii) the deceased was the owner of a beneficial interest in the note at the time of death; and

      -- instructions to the broker or other entity to notify DTC of such representative's desire to obtain repay-ment pursuant to exercise of the survivor's option.

     The broker or other entity will provide to the trustee:

      -- a written request for repayment signed by the representative, with the signature guaranteed by a member firm of a registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States;

      -- appropriate evidence satisfactory to the trustee that (i) the representative has authority to act on behalf of the deceased beneficial owner, (ii) the death of the beneficial owner has occurred and (iii) the deceased was the owner of a beneficial interest in the note at the time of death; and

      -- a certificate satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

     The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor's option to the appropriate representative. See "-- Book-Entry System".

     To exercise the survivor's option on behalf of a deceased owner of a beneficial interest in a note, the representative of the deceased owner should contact the broker or other entity through which the beneficial interest in the note is held by the deceased owner. Questions with respect to the exercise of the survivor's option may be directed to Citibank, N.A., the trustee, at 111 Wall Street, 15th Floor, New York, New York 10005, or call Sam Bly at Citibank Agency and Trust at (212) 657-7015, during normal business hours.

EUROPEAN MONETARY UNION

     Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event (as defined below), nor the entry into force of any law, regulation, directive or order that requires us to redenominate on terms different from those we describe below, will alter any term of, or discharge or excuse any performance under, the indenture or the notes, nor would it permit the trustee, the holders of the notes or us the right unilaterally to alter or terminate the indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

     An "EMU" Event means any event associated with the European Monetary Union in the European Community, including:

      --   the fixing of exchange rates between the currency of a Participating

           Member State (as defined below) and the Euro or between the currencies of Participating Member States;

      -- the introduction of the Euro as the lawful currency of a Participating Member State;

      -- the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency of any of the Participating Member States;

      -- the disappearance or replacement of a relevant rate option or other price source for the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

      --   any combination of the above.

     "Participating Member State" means a member state of the European Union that adopts the Euro in accordance with the Treaty of Rome (as defined below).

     "Treaty of Rome" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (as defined below), establishing the European Community, as amended from time to time.

     "Maastricht Treaty" means the Treaty on European Union which was signed in Maastricht, The Netherlands, on February 1, 1992 and which came into force on November 1, 1993.

REDENOMINATION

     If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State, then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into Euro (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a Participating Member State. We will give holders at least 30 days' notice of the redenomination, including a description of the way we will implement it.

     If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

      -- each denomination will be deemed to be redenominated in such amount of Euro as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest Euro 0.01;

      -- after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in Euro as though references in those notes to the specified foreign currency were to Euro. Payments will be made in Euro by credit or transfer to a Euro-denominated account (or any other account to which Euro may be credited or transferred) specified by the payee, or at the option of the payee, by a Euro cheque;

      -- if interest on the notes for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement; and

      -- such other changes shall be made to the terms of the notes as we may decide, after consultation with the trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in Euro or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or Euro. Any such other changes will not take effect until after they have been notified to the holders.

BOOK-ENTRY SYSTEM

     Upon issuance, all notes having the same original issuance date, interest rate and stated maturity and other terms, if any, will be represented by a single global note. Each global note will be deposited with or on behalf of the depositary, DTC, and registered in the name of DTC's nominee. Investors may elect to hold interests in book-entry notes through either DTC (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of those systems, or indirectly, through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as the U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as the U.S. depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the global notes will be held in authorized denominations of $1,000 and integral multiples thereof (or such other authorized denomination in some other specified currency as described in the applicable pricing supplement).

     Except as described below, global notes may be transferred, in whole and not in part, only by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. So long as DTC or its nominee is the registered owner of any global note, DTC or its nominee will be considered the sole owner or holder of the note for all purposes under the indenture.

     DTC

     DTC has advised the agents and us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as "indirect participants". The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

     Purchases of interests in the global notes under DTC's system must be made by or through direct participants, which will receive a credit for such interests on DTC's records. The ownership interest of each beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except as described below.

     To facilitate subsequent transfers, all global notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interests in the global notes; DTC's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to DTC. If less than all of the interests in a global note are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such global note to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the global notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of us or the trustee. Disbursement of such payments to direct participants is the responsibility of DTC. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

      -- DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global notes and we do not appoint a successor depositary within 90 days;

      -- we, in our discretion at any time, determine not to have all of the notes of the series represented by one or more global notes and notify the trustee of this determination; or

      -- an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in the names as DTC directs. The authorized denominations of the notes will be $1,000 or any greater amount that is an integral multiple of $1,000 (or such other authorized denomination in such other specified currency as described in the applicable pricing supplement). Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

     Clearstream Luxembourg

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include one or more of the agents or one or more of their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

     Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

     Euroclear

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between

Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative established policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include one or more of the agents or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary of Euroclear.

     Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg Participants or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

     Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by, or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement at DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     The information in this section concerning DTC, DTC's book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and each agent disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See "Risk Factors -- Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks".

AS INDICATED ABOVE UNDER "RISK FACTORS", AN INVESTMENT IN FOREIGN CURRENCY NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

General

     Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. At the present time, there are limited facilities in the United States for the conversion of non-U.S. currencies or currency units into U.S. dollars, and commercial banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. Accordingly, in the case of book-entry notes whose specified currency is other than U.S. dollars, the exchange rate agent specified in the applicable pricing supplement (the "exchange rate agent") will convert any amounts paid by us in such specified currency into U.S. dollars for payment to the registered holders thereof, unless such holders elect to receive payments in the specified currency as described below. Unless otherwise specified in the applicable pricing supplement, the exchange rate agent for the notes will be Citibank -- London.

     For any note whose payments are to be converted from the specified currency into U.S. dollars, the exchange rate agent will determine the U.S. dollar amount the holder thereof will receive in the morning of the day that would be considered the date for "spot" settlement of such specified currency on the applicable payment date in accordance with market convention (generally two New York business days prior to the payment date) at the market rate determined by the exchange rate agent to accomplish the conversion on that payment date of the aggregate amount of the specified currency payable on such notes scheduled to receive payments converted into U.S. dollars. The holders of such notes (and, accordingly, the beneficial owners thereof) will bear all currency exchange costs by deductions from these payments. All United States dollar payments of principal, and premium, if any, and/or interest, if any, on foreign currency notes will be made in the same manner specified under "Description of the Notes -- Payment of Principal and Interest" for payments with respect to notes denominated in United States dollars. Holders of book-entry notes are subject to the risk of market disruption and the risk that all or any portion of the specified currency payment will not be convertible into U.S. dollars. In these cases, holders of such book-entry notes will receive payments in the specified currency. All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of foreign currency notes.

Book-Entry Notes

     Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a beneficial owner of an interest in a global security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the DTC participant through which it owns its interest on or prior to the applicable record date or at least 15 calendar days prior to maturity, as the case may be, of its election. Holders of foreign currency notes held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the specified currency may be made. On or prior to the third business day after the applicable record date or at least 12 calendar days prior to maturity, as the case may be, such DTC participant must notify DTC in writing of (i) its election to receive all, or a specified portion, of such payment in the applicable foreign currency; and (ii) instructions for wire transfer of such payment to a foreign currency account. On or prior to the fifth business day after the applicable record date or at least ten calendar days prior to maturity, as the case may be, DTC must notify the trustee in writing of such election and instructions and this election will remain in effect until revoked by written notice delivered to the trustee on or prior to a record date or at least 15 calendar days prior to maturity, as the case may be. If the trustee receives complete written instructions from DTC within the time frame set forth in the immediately preceding sentence, then we will make or cause to be made the applicable foreign currency payments directly into the specified foreign currency account in accordance with the wire transfer instructions, provided that the specified bank has appropriate facilities to receive such payments. The written notices referred to in this paragraph may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission.

     We understand that Euroclear and Clearstream Luxembourg, unless specifically requested not to do so by a participant prior to the 15th calendar day preceding the applicable payment date, will elect to receive all payments of principal, and/or interest, if any, on book-entry notes held through them in the applicable specified currency.

Notes Held in Certificated Form

     Registered holders of foreign currency notes held in certificated form may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request to the trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least 15 calendar days prior to maturity, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission, and this election will remain in effect until revoked by written notice delivered to the trustee on or prior to a record date or at least 15 calendar days prior to maturity, as the case may be. We will make or cause to be made payments of interest, if any, on foreign currency notes held in certificated form which are to be made in the specified currency on an interest payment date other than maturity by check mailed to the address of the registered holder as it appears in the security register maintained by the trustee. We will make or cause to be made payments of principal of and premium, if any, and/or interest, if any, on foreign currency notes held in certificated form which are to be made in the specified currency at maturity by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to maturity by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular foreign currency note in certificated form is presented and surrendered at the office or agency maintained for this purpose by the trustee in the Borough of Manhattan, The City of New York, in sufficient time for the trustee to make these payments in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     If payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavaila-ble to us due to the imposition of governmental exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. Unless otherwise indicated in the applicable pricing supplement, in the event of such unavailability of the specified currency, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in United States dollars on the basis of the Market Exchange Rate (as defined below), computed by the exchange rate agent, on the second business day prior the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. The "Market Exchange Rate" for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the indenture.

     All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

JUDGMENTS

     Under current New York law, a state court in the State of New York would be required to render a judgment in respect of a foreign currency note in the specified currency; however, the judgment in the specified currency would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, registered holders of foreign currency notes may be subject to exchange rate fluctuations between the date of entry of a foreign currency judgment and the time when the amount of the foreign currency judgment is paid in United States dollars and converted by the applicable registered holder into the specified currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Baker & Daniels, our counsel, the following is an accurate summary of certain United States federal income tax consequences of the purchase, ownership and disposition of notes denominated and payable in U.S. dollars. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities who elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). This summary does not deal with notes maturing more than 30 years from the date of issue. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

BECAUSE THE EXACT PRICING AND OTHER TERMS OF THE NOTES WILL VARY, NO ASSURANCE CAN BE GIVEN THAT THE CONSIDERATIONS DESCRIBED BELOW WILL APPLY TO A PARTICULAR ISSUANCE OF THE NOTES.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

      --   a citizen or resident of the United States;

      -- a corporation or partnership, including an entity treated as a corporation or partnership for United State federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

      -- an estate whose income is subject to United States federal income tax regardless of its source; or

      -- a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Notwithstanding the last bullet above, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

UNITED STATES HOLDERS

Payments of Interest

     Payments of interest on a note, other than interest on an "Original Issue Discount note" that is not "qualified stated interest", each as defined below, generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting.

Original Issue Discount

     The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Original Issue Discount notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount. This amount is generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest, as defined below, prior to maturity, multiplied by the weighted average maturity of such note. The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold, ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the note would be treated as having original issue discount, and the stated interest would not be treated as qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of an Original Issue Discount note having a maturity of more than one year from its date of issue must include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount note. The "daily portion" of original issue discount on any Original Issue Discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The OID Regulations contain certain rules that generally allow any reasonable method to be used in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of original issue discount allocable to the final accrual period equal the excess of the amount payable at the maturity of the Original Issue Discount note (other than any payment of qualified stated interest) over the Original Issue Discount note's adjusted issue price as of the beginning of such final accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

      -- the product of the Original Issue Discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period); and

      -- the amount of any qualified stated interest payments allocable to such accrual period.

     The "adjusted issue price" of an Original Issue Discount note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the

Original Issue Discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     If (1) a portion of the initial purchase price of a note is attributable to interest that accrued prior to the note's issue date ("pre-issuance accrued interest"), (2) the first stated interest payment on the note is to be made within one year of the note's issue date and (3) such payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Acquisition Premium

     A U.S. Holder who purchases an Original Issue Discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount note for any taxable year or portion thereof in which the U.S. Holder holds the Original Issue Discount note, will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

Optional Redemption

     In the case of certain notes, we may have a "call option" to redeem the notes prior to their stated maturity, or the holders of the notes may have a "put option" to receive repayment prior to maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. For purposes of accruing original issue discount, a call option exercisable by us or a put option exercisable by a holder will be presumed to be exercised if, by utilizing any date on which the note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the note (the "redemption price") as its stated redemption price at maturity, the yield on the note is:

      -- in the case of a call option exercisable by us, lower than its yield to maturity; or

      -- in the case of a put option exercisable by a holder, greater than its yield to maturity.

     If such an option is not in fact exercised when presumed to be, the note will be treated, solely for purposes of accruing original issue discount, as if it were redeemed, and a new note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

Election to Treat All Interest as Original Issue Discount

     U.S. Holders may generally, upon election, include in income all interest, including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium, that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election applies only to the note for which it is made and cannot be revoked without the consent of the IRS. A U.S. Holder considering such an election should consult a tax advisor.

Short-Term Notes

     Notes that have a fixed maturity of one year or less ("Short-Term notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election, under the constant yield method based on daily compounding, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method, based on daily compounding.

Market Discount

     If a U.S. Holder purchases a note, other than an Original Issue Discount note, at original issue for an amount that is less than its issue price or, in the case of a subsequent purchaser, its stated redemption price at maturity or, in the case of an Original Issue Discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Except as described below, a U.S. Holder is generally not required to include market discount in income as it accrues. Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment or, in the case of an Original Issue Discount note, any payment that does not constitute qualified stated interest on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

      --   the amount of such payment or realized gain; or

      -- the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects (as described below) to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues on either a ratable or semiannual compounding basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

     If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. In the case of a note that may be optionally redeemed prior to maturity, however, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the "redemption date") for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder's yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applica-ble redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder's "adjusted acquisition price," which is an amount equal to the holder's basis in the debt instrument (as determined under Treasury regulations governing amortizable bond premium), less the sum of:

      --   any amortizable bond premium allocable to prior accrual periods; and

      -- any payments previously made on the note other than payments of qualified stated interest.

     The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

     A U.S. Holder must make an election to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. In general, a holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the holder's total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income and accrued market discount, if any, if the U.S. Holder has included such market discount in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than the applicable holding period. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Integration of Notes with Hedges

     The OID Regulations generally provide that, if a Holder of a note hedges the note with a financial instrument and the combined cash flows under the note and the financial instrument are substantially equivalent to the cash flows on a fixed or variable rate debt instrument, the note and the financial instrument may be taxed as an integrated transaction by treating the positions as a synthetic debt instrument. Such treatment applies if the taxpayer identifies the positions as part of an integrated transaction on its books and records and certain other requirements are satisfied. In addition, the IRS can require the positions to be taxed as an integrated transaction under certain circumstances. U.S. Holders should consult their tax advisors regarding the possible application of these rules to the notes.

NON-U.S. HOLDERS

     Subject to the discussion below under "Backup Withholding", a non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium, interest or original issue discount on a note, unless such non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related to us through stock ownership, or is a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

      -- is signed under penalties of perjury by the beneficial owner of the note;

      --   certifies that such owner is not a U.S. Holder; and

      --   provides the beneficial owner's name and address.

A "Withholding Agent" is the last United States payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN ("W-8BEN"), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     A foreign noteholder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

     Certain securities clearing organizations, and other entities which are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

     Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual actually or constructively owned 10% or more of all classes of our stock entitled to vote or, if at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must backup withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient, (ii) the seller provides certain identifying information in the required manner, or (iii) the seller certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. Such a sale must also be reported to the IRS unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

FOREIGN CURRENCY NOTES

     Special tax provisions relating to any foreign currency notes will be set forth in the applicable pricing supplement.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Under the terms of the Selling Agent Agreement, dated as of March 28, 2003, the notes are offered from time to time by us through ABN AMRO Financial Services, Inc., Banc of America Securities LLC, J.J.B.Hilliard,W.L.Lyons Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Quick & Reilly, Inc. A FleetBoston Financial Company, RBC Dain Rauscher, Inc., Salomon Smith Barney, Inc., UBS PaineWebber Inc. and Wachovia Securities, Inc., as agents under the Selling Agent Agreement. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit offers to purchase notes on terms substantially identical to those contained in the Selling Agent Agreement. In addition, under certain circumstances we may sell notes directly on our own behalf to investors without the assistance of agents. The agents will not be entitled to any discounts or commissions for sales we make directly to investors without their assistance.

     We will pay the agents, through ABN AMRO Financial Services, Inc., the purchasing agent, a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. The commission will range from .20% to 2.50% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

     Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the concession applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, such notes will be resold to one or more investors and other purchasers at a fixed public offering price.

     In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the selling group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing such notes from us. And, if with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the discount received by such agent from the purchasing agent. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

     Each agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

     No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See "Description of Notes -- Book-Entry System" in this prospectus supplement.

     In connection with an offering of the notes, the rules of the U.S. Securities and Exchange Commission permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if it sells a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

     Other selling group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the selling group members have agreed to market and sell notes in accordance with the terms of those agreements and all applicable laws and regulations. You may call 1-800-869-2198 for a list of selling group members or access the list on the Internet at www.agfincomenotes.com.

     The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business.

PROSPECTUS

                                 $5,750,000,000

                      AMERICAN GENERAL FINANCE CORPORATION
                                DEBT SECURITIES

                             ---------------------

     We may sell at one or more times up to $5,750,000,000 aggregate principal amount of our debt securities. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We may sell the debt securities in multiple series with the terms of each series to be determined at the time of sale. We will provide the specific terms of the series of debt securities being offered at any time in one or more supplements to this prospectus. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total amount of $5,750,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the registration statement and its exhibits and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, current and special reports and other information with the SEC. Our SEC filings, including the registration statement, the indenture under which the debt securities are to be issued and other information about us, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided solely for the information of prospective investors and is not intended to be an active link. You may read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information contained in the documents that is deemed not to be filed):

      -- our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      -- our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

      --   our Current Reports on Form 8-K dated April 25, 2002 and August 14,
           2002;

      -- any other documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the debt securities offered by this prospectus; and

      -- the indenture under which the debt securities are to be issued, which is filed as an exhibit to the registration statement that contains this prospectus.

     Some of the information in our later SEC filings will update and supersede information in this prospectus and in our prior SEC filings.

     You may request a copy of any document we incorporate by reference (excluding exhibits, unless specifically incorporated by reference into such documents), at no cost, by writing us at 601 N.W. Second Street, Evansville, Indiana 47708, Attention: Treasury Department. You may also telephone the Treasury Department at (812) 424-8031.

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, financial results and reserves. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

     The forward-looking statements we make involve risks and uncertainties, including, but not limited to, the following:

      -- changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies;

      -- customer responsiveness to both our products and our distribution channels or changes in contractual delinquencies, collateral values or credit losses;

      -- competitive, regulatory, accounting or tax changes that affect the cost of, or demand for, our products or the manner in which we conduct business;

      -- adverse litigation results or resolution of litigation or any governmental inquiries or investigations;

      -- the formation of strategic alliances or business combinations among our competitors or our business partners;

      -- changes in our ability to attract and retain employees or key executives; and

      --   natural events affecting our facilities.

     We also direct you to other risks and uncertainties discussed in other documents we file with the SEC. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

                      AMERICAN GENERAL FINANCE CORPORATION

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses.

     We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. American General Finance, Inc. is an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad.

     At December 31, 2001, we had 1,362 offices in 43 states, Puerto Rico and the U.S. Virgin Islands and approximately 7,400 employees. Our principal executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the debt securities:

      --   to repay debt;

      --   to make loans to customers;

      --   to purchase receivables; and/or

      --   for other general corporate purposes.

     We may temporarily invest the net proceeds in short-term marketable securities to earn income until we use the funds for these purposes.

                         SELECTED FINANCIAL INFORMATION

     We have derived the following selected financial information from our consolidated financial statements as of and for each of the five years ended December 31, 2001, which were audited by Ernst & Young LLP, and from our unaudited consolidated financial statements as of and for the six-month period ended June 30, 2002. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information".

                           SIX MONTHS                        YEARS ENDED DECEMBER 31,
                              ENDED       --------------------------------------------------------------
                          JUNE 30, 2002      2001         2000         1999         1998         1997
                          -------------   ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS)
Revenues:
  Finance charges.......    $826,661      $1,668,613   $1,577,551   $1,423,416   $1,323,028   $1,233,387
  Insurance.............      93,550         195,393      196,241      184,529      175,969      188,574
  Other.................      58,124         111,530      129,034      107,924       95,242       89,982
                            --------      ----------   ----------   ----------   ----------   ----------
    Total revenues......     978,335       1,975,536    1,902,826    1,715,869    1,594,239    1,511,943
                            --------      ----------   ----------   ----------   ----------   ----------
Expenses:
  Interest expense......     273,086         620,487      677,372      563,966      501,533      450,914
  Operating expenses....     278,621         529,966      525,836      509,541      494,262      466,791
  Provision for finance
    receivable losses...     140,696         284,735      202,461      202,977      207,529      242,453
  Insurance losses and
    loss adjustment
    expenses............      41,793          88,111       88,354       86,634       84,687       93,447
  Other charges.........          --          58,020(a)         --          --           --           --
  Loss on non-strategic
    assets..............          --              --           --           --           --       42,225
                            --------      ----------   ----------   ----------   ----------   ----------
    Total expenses......     734,196       1,581,319    1,494,023    1,363,118    1,288,011    1,295,830
                            --------      ----------   ----------   ----------   ----------   ----------
  Income before
    provision for income
    taxes...............     244,139         394,217      408,803      352,751      306,228      216,113
  Provision for income
    taxes...............      86,899         141,426      148,673      128,098      111,832       79,042
                            --------      ----------   ----------   ----------   ----------   ----------
    Net income..........    $157,240      $  252,791   $  260,130   $  224,653   $  194,396   $  137,071
                            ========      ==========   ==========   ==========   ==========   ==========

---------------

(a) In September 2001, we recorded one-time charges totaling $58.0 million, resulting from AIG's and our joint assessment of the current business environment and post-combination business plans.

     On January 1, 2002, we adopted Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets". SFAS 142 provides that goodwill and other intangible assets with indefinite lives are no longer to be amortized. These assets are to be reviewed for impairment annually, or more frequently if impairment indicators are present. During the first quarter of 2002, we determined that the required impairment testing related to our goodwill and other intangible assets did not require a write-down of any such assets.

     The impact of goodwill amortization on net income was as follows:

                        SIX MONTHS                          YEARS ENDED DECEMBER 31,
                           ENDED       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Reported net income..   $   157,240    $   252,791   $   260,130   $   224,653   $   194,396   $  137,071
Goodwill
  amortization, net
  of tax.............            --          4,163         4,213         4,558         5,690        5,690
                        -----------    -----------   -----------   -----------   -----------   ----------
Adjusted net
  income.............   $   157,240    $   256,954   $   264,343   $   229,211   $   200,086   $  142,761
                        ===========    ===========   ===========   ===========   ===========   ==========

                                                                  DECEMBER 31,
                                       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Net finance
  receivables........   $11,770,262    $11,718,580   $11,427,825   $10,757,478   $ 9,472,164   $7,827,036
Total assets.........    13,501,178     13,447,626    13,193,153    12,464,102    11,059,601    9,240,605
Short-term debt......     3,903,179      4,578,637     4,846,445     4,246,520     3,485,648    3,157,671
Long-term debt.......     7,010,102      6,300,171     5,667,567     5,709,755     5,162,012    3,941,486
Total shareholder's
  equity.............     1,552,055      1,545,927     1,786,294     1,701,959     1,623,342    1,374,915

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our historical consolidated ratios of earnings to fixed charges for each of the periods indicated were as follows:

                       YEARS ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2002     2001   2000   1999   1998   1997
----------------   ----   ----   ----   ----   ----
   1.87            1.62   1.59   1.61   1.60   1.44

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on debt and a portion of rent that is considered interest.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture dated as of May 1, 1999 between us and Citibank, N.A., as Trustee. As used in this prospectus, "debt securities" means the securities that we issue and that the Trustee authenticates under the indenture. Capitalized terms used but not defined under this caption of the prospectus have the meanings given to them in the indenture.

     We have summarized selected terms and provisions of the indenture below. The following summary of the material provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture. In the summary, we have included references to section numbers of the indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the indenture. See "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

     The indenture allows us to issue debt securities in bearer form. Because we do not intend to issue debt securities in bearer form under this prospectus, we have not described the related provisions of the indenture.

TERMS OF DEBT SECURITIES

     The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include some or all of the following:

      --   the title of the debt securities;

      -- the aggregate principal amount of the debt securities, and whether the principal amount will be determined with reference to an index, formula or other method;

      -- if other than U.S. dollars, the currency in which payment of the principal of and interest on the debt securities will be payable;

      -- the percentage of their principal amount at which the debt securities will be issued and, in the case of Original Issue Discount Securities, the principal amount that will be payable if their maturity is accelerated;

      -- the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

      -- whether the debt securities will bear interest at a fixed or variable rate and, as applicable:

         -- the interest rate or the manner in which the interest rate is determined,

         --   the date from which interest will accrue,

         --   the record and interest payment dates for the debt securities, and

         --   the first interest payment date;

      -- the places where payments on the debt securities will be made (if other than New York City) and where the debt securities may be surrendered for registration of transfer or exchange;

      -- any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities;

      -- whether the debt securities will be issued in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

      -- any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities; and

      --   any other material terms of the debt securities.

     The indenture does not limit the amount of debt securities we may issue under it. It permits us to issue debt securities from time to time in one or more series, in an aggregate principal amount authorized by us before each issuance. We may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. Section 301 of the indenture.

     Unless the applicable prospectus supplement states otherwise, we will issue debt securities in denominations of $1,000 and multiples of $1,000. We may issue debt securities denominated in foreign currencies, in each case as specified in the applicable prospectus supplement. Section 302 of the indenture.

     Unless the applicable prospectus supplement states otherwise, you may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office maintained for that purpose. There will be no service charge for any transfer or exchange of debt securities, but we may require a payment to cover any tax or other governmental charge related to the transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer. Section 305 of the indenture.

     One or more series of debt securities may provide that if their maturity is accelerated under the indenture, the amount due and payable will be less than their stated principal amount. These are referred to as "Original Issue Discount Securities". Section 101 of the indenture. An Original Issue Discount Security would be issued at a discount from its stated principal amount and would bear interest at a below-market rate or not at all. Under applicable federal income tax laws and regulations, if a debt security is issued at a discount and the amount of discount exceeds a de minimis amount, then regardless of whether the debt security meets the indenture's definition of "Original Issue Discount Security", the holder of the debt security would be required to include amounts in gross income for federal income tax purposes before receiving the related cash. The prospectus supplement relating to any debt securities subject to these laws and regulations will describe the federal income tax consequences and other special considerations that you should consider before purchasing them.

     Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on debt securities issued in certificated form at a designated office of the Trustee in New York City. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless otherwise stated in the applicable prospectus supplement, we will pay interest by check mailed to the persons in whose names the debt securities are registered on the applicable record dates. Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See
"-- Global Debt Securities". Sections 307 and 1002 of the indenture.

RANKING

     The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. All debt securities issued under the indenture will rank equally with each other, including other debt securities previously issued under the indenture.

     The indenture does not limit the amount of indebtedness that we may incur. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provision that would afford holders of the debt securities protection in the event of a highly-leveraged transaction or other transaction that may adversely affect holders of the debt securities, except as described under "-- Limitations on Liens" and "-- Merger and Consolidation".

     Because we are a holding company and conduct our operations through our Subsidiaries, holders of the debt securities will generally have a junior position to claims of creditors of our operating Subsidiaries, except to the extent that our claims as a creditor of our Subsidiaries may be recognized.

LIMITATIONS ON LIENS

     The indenture provides that neither we nor any of our Subsidiaries may create, assume or allow to exist, except in favor of us or one of our Wholly-owned Subsidiaries, any Mortgage on any of our property or their property, unless the debt securities will be secured equally and ratably. This restriction does not apply to, among other things:

      --   any Mortgage existing on May 1, 1999;

      -- any Mortgage on properties or assets, in addition to those otherwise permitted, securing Indebtedness which at the time incurred does not, together with all other Indebtedness so secured and not otherwise permitted, exceed in the aggregate 10% of Consolidated Net Worth;

      -- any Mortgage on properties or assets securing Indebtedness of any Subsidiary, created in the ordinary course of business by the Subsidiary, if, as a matter of practice, the Subsidiary, before becoming a Subsidiary, had incurred Indebtedness on a secured basis;

      -- any Mortgage on our property or the property of any of our Subsidiaries if the principal amount of the Indebtedness securing the Mortgage does not exceed 75% of the cost of the property and if the Mortgage is:

         -- a Mortgage on property acquired or constructed by us or any of our Subsidiaries after May 1, 1999, which Mortgage is:

              -- a purchase money Mortgage created to secure the purchase price of the property (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction of the property), or

              -- a Mortgage existing on the property at the time we acquired it, or

         -- a Mortgage existing on any property of any corporation at the time it becomes a Subsidiary, or

         --   a Mortgage with respect to property acquired after May 1, 1999;

      --   refundings or extensions of any permitted Mortgage; and

      -- any Mortgage created by us or any Subsidiary in connection with a transaction intended by us or the Subsidiary to be one or more sales of properties or assets, provided that the Mortgage only applies to the properties or assets involved in the sale or sales, the income from those properties or assets and/or the proceeds of those properties or assets.

     Section 1007 of the indenture.

     "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance. Section 101 of the indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, if an Event of Default with respect to any debt securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all the debt securities of that series due and payable immediately. However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration will occur automatically. If all Events of Default with respect to debt securities of that series have been cured or waived, and all amounts due otherwise than because of the acceleration have been paid or deposited with the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind the acceleration and its consequences. Section 502 of the indenture.

     If the maturity of Original Issue Discount Securities is accelerated, an amount less than the principal amount will be due and payable. We will describe the provisions relating to acceleration of the maturity of Original Issue Discount Securities in the applicable prospectus supplement.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of that series, and any Event of Default arising from a past default, except in the case of:

      -- a default in the payment of the principal of or any premium or interest on any debt security of that series; or

      -- a default in respect of a covenant or provision that may not be amended or modified without the consent of the holder of each outstanding debt security of that series.

     Section 513 of the indenture.

     "Event of Default" means the occurrence and continuance of any of the following events with respect to a series of debt securities:

      -- failure to pay when due any interest on any debt security of that series, continued for 30 days;

      -- failure to pay when due the principal of and any premium on any debt security of that series;

      -- failure to deposit when due any sinking fund payment on any debt security of that series;

      -- failure to perform when required any other covenant that applies to the debt securities of that series and continuance of that failure for 90 days after written notice as provided in the indenture;

      -- acceleration of any of our indebtedness in a principal amount in excess of $25,000,000 if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 15 days after written notice as provided in the indenture;

      --   certain events in bankruptcy, insolvency or reorganization; and

      -- any other Event of Default that may be provided with respect to the debt securities of that series.

     Section 501 of the indenture.

     The Trustee is required, within 90 days after the occurrence of any continuing default that it knows of, to notify the holders of the applicable series of debt securities of the default. However, unless the default is a payment default, the Trustee may withhold the default notice if it in good faith decides that withholding the notice is in the holders' interests. In addition, in the case of any default referred to in the fourth event listed in the previous paragraph, the Trustee will not give notice to holders until at least 30 days after the default occurs. Section 602 of the indenture.

     Subject to its duty to act with the required standard of care in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless the holders offer the Trustee reasonable indemnification. Sections 601 and 603 of the indenture. If reasonable indemnification is provided, then, subject to other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power of the Trustee, with respect to the debt securities of that series. Section 512 of the indenture.

     No holder of a debt security of any series may institute any action against us under the indenture, except actions for payment of overdue principal of premium, if any, or interest on that debt security, unless:

      -- the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to that series of debt securities;

      -- the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the Trustee to institute that action and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

      -- the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity; and

      -- the Trustee has not received any inconsistent written request within that 60 day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

     Sections 507 and 508 of the indenture.

     The indenture requires us to deliver to the Trustee annual statements as to our compliance with all conditions and covenants under the indenture. Section 1005 of the indenture.

MERGER AND CONSOLIDATION

     The indenture generally permits us to consolidate with, merge with or into, or sell or convey all or substantially all of our assets to, any other corporation or entity if:

      -- either (1) we are the survivor of the merger or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets is organized and existing under the laws of the United States or any State and assumes all of our obligations and covenants under the indenture, including payment obligations; and

      -- immediately after the transaction, no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would be an Event of Default.

     Section 801 of the indenture.

MODIFICATION AND WAIVER

     The indenture may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, unless each holder to be affected by the proposed change consents, no modification or amendment may:

      -- change the Stated Maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

      -- reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

      -- reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security or that would be provable in bankruptcy;

      -- adversely affect any right of repayment at the option of the holder of any debt security;

      -- change the places or currency of payment of the principal of, or any premium or interest on, any debt security;

      -- impair the right to sue for the enforcement of any payment of principal of, or any premium or interest on, any debt security on or after the date the payment is due;

      -- reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

         --   modify or amend the indenture with respect to that series,

         -- waive any past default or compliance with certain restrictive provisions, or

         --   constitute a quorum or take action at a meeting; or

      -- otherwise modify the provisions of the indenture concerning modification or amendment or concerning waiver of compliance with certain provisions of, or certain defaults and their consequences under, the indenture, except to:

         -- increase the percentage of outstanding debt securities necessary to modify or amend the indenture or to give the waiver, or

         -- provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

     Section 902 of the indenture.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our obligation to comply with certain restrictive provisions applicable to the series. Section 1008 of the indenture.

     The indenture may be modified or amended without the consent of any holder of outstanding debt securities for any of the following purposes:

      -- to evidence that another entity is our successor and has assumed our obligations with respect to the debt securities;

      -- to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the indenture;

      --   to add any Events of Default to all or any series of debt securities;

      -- to change or eliminate any restrictions on the payment of the principal of or any premium or interest on any debt securities;

      -- to modify the provisions relating to global debt securities, or to permit the issuance of debt securities in uncertificated form, so long as in either case the interests of the holders of debt securities are not adversely affected in any material respect;

      -- to add to, change or eliminate any provision of the indenture in respect of one or more series of debt securities, so long as either
           (1) there is no outstanding debt security of any series entitled to the benefit of the provision or (2) the amendment does not apply to any then outstanding debt security;

      --   to secure the debt securities;

      --   to establish the form or terms of the debt securities of any series;

      -- to provide for the appointment of a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions to facilitate the administration of the trusts under the indenture by more than one Trustee;

      -- to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit in trust of money and/or Government Obligations (see "-- Satisfaction and Discharge");

      -- to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance of the debt securities; or

      -- to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

     Section 901 of the indenture.

SATISFACTION AND DISCHARGE

     Unless the prospectus supplement relating to a particular series of debt securities states otherwise, we may enter into a supplemental indenture with the Trustee without the consent of any holder of outstanding debt securities to provide that we will be discharged from our obligations in respect of the debt securities of any series, except for obligations:

      --   to register the transfer or exchange of debt securities;

      --   to replace stolen, lost or mutilated debt securities;

      --   to maintain paying agencies; and

      --   to hold moneys for payment in trust.

The discharge would be effective on the 91st day after we deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. The supplemental indenture may only be executed if certain conditions have been satisfied, including that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that the discharge will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. In addition, the provisions of the supplemental indenture will not apply to any series of debt securities then listed on the New York Stock Exchange if the provisions would cause the outstanding debt securities of the series to be delisted. Section 901 of the indenture.

     In addition to the above provisions, we will be released from any further obligations under the indenture with respect to a series of debt securities, except for obligations to register the transfer or exchange of debt securities and certain obligations to the Trustee, when certain conditions are satisfied including that:

      -- all debt securities of the series either have been delivered to the Trustee for cancellation or are due, or are to be called for redemption, within one year; and

      -- with respect to all debt securities of the series not previously delivered to the Trustee for cancellation, we have deposited in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, and any premium and interest on, those debt securities on the dates the payments are due.

     Section 401 of the indenture.

DEFEASANCE OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement relating to a series of debt securities, we will have the option to cease to comply with the covenants described under "-- Limitations on Liens" above and any additional covenants not included in the original indenture that may be applicable to the series. To exercise this option, we will be required to deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. We will also be required to deliver to the Trustee an opinion of counsel that the deposit and related covenant defeasance will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. We will not be permitted to exercise this option with respect to any series of debt securities listed on the New York Stock Exchange if the defeasance would cause the outstanding debt securities of the series to be delisted. Section 1009 of the indenture.

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary. Unless otherwise provided in the prospectus supplement relating to a series of debt securities, the depositary for each series of debt securities represented by one or more global debt securities will be The Depository Trust Company, New York, New York ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. or such other nominee as an authorized DTC representative may request. Accordingly, we expect Cede & Co. to be the initial registered holder of all debt securities that are represented by one or more global debt securities.

     So long as DTC or a nominee of DTC is the registered owner of a global debt security, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global debt security for all purposes under the indenture. Section 308 of the indenture.

Except as set forth in this prospectus or in the prospectus supplement relating to that series of debt securities, no person that acquires a beneficial interest in a global debt security will be entitled to receive physical delivery of a certificate representing those debt securities or will be considered the owner or holder of the debt securities under the indenture.

     DTC has informed us that it is:

      --   a limited purpose trust company organized under the New York Banking
           Law;

      --   a "banking organization" within the meaning of the New York Banking
           Law;

      --   a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      -- a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

     DTC has also informed us that it:

      --   holds securities that its "participants" deposit with it; and

      -- facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Firms that maintain accounts with DTC are referred to as "participants" of DTC. They include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Firms that are not participants themselves but that clear transactions through, or maintain a custodial relationship with, a participant, either directly or indirectly, are referred to as "indirect participants" of DTC. The rules applicable to DTC and its participants are on file with the SEC. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the NASD.

     We will pay principal, premium, if any, and interest, if any, on debt securities represented by a global debt security to DTC or its nominee as the registered owner of the global debt security. DTC has advised us that its practice is to credit participants' accounts, upon DTC's receipt of funds and corresponding detail information, on the payable date in accordance with the participants' respective holdings shown on DTC's records. Payments by participants to beneficial owners of the debt securities will be governed by standing instructions and customary practices, as is the case with securities registered in "street name". We are responsible for payments to DTC or its nominee. DTC is responsible for disbursement of such payments to participants, and the participants and indirect participants are responsible for disbursement of payments to the beneficial owners. Neither we, the Trustee, any paying agent nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Section 308 of the indenture.

     Persons that are not participants or indirect participants may buy, sell or otherwise transfer ownership of or interests in debt securities represented by a global debt security only through participants or indirect participants. Participants will receive credit for the debt securities on DTC's records and indirect participants will receive credit for the debt securities on participants' records. In turn, the ownership interest of each beneficial owner will be recorded on the records of the participant or indirect participant through which the beneficial owner purchased its interest. Beneficial owners will not receive written confirmations from DTC of their purchases, but should receive written confirmations from the participants or indirect participants through which they purchased their interests. Transfers of ownership interests in debt securities represented by a global debt security are accomplished by entries made on the books of the participants or indirect participants acting on behalf of the beneficial owners.

     The deposit of a global debt security with DTC and its registration in the name of Cede & Co., or such other nominee as an authorized DTC representative may request, do not change or affect beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities represented by a global debt security. DTC's records reflect only the identities of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping records of their holdings on behalf of their customers. We, the security registrar, any paying agent, the Trustee and the depositary will not recognize the beneficial owners as registered holders of the debt securities represented by a global debt security.

     Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants or indirect participants. Conveyance of notices and other communications by DTC to its participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to applicable statutes and regulations in effect from time to time.

     Because DTC can act only on behalf of participants, the ability of a beneficial owner of debt securities represented by a global debt security to pledge its beneficial ownership interest to persons or entities that do not participate in the DTC system may be limited. The laws of some states may require that certain purchasers of securities take physical delivery of the certificates for the debt securities they purchase. These laws may reduce the liquidity of beneficial interests in a global debt security.

     We will issue individual certificated debt securities in exchange for the global debt security of a series only if:

      -- DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days;

      -- subject to any limitations described in the applicable prospectus supplement, we decide that the debt securities no longer will be represented by a global debt security and we deliver to the Trustee an order declaring that the global debt security will be exchangeable for certificated debt securities; or

      -- an Event of Default occurs and continues with respect to that series of debt securities.

     Section 305 of the indenture.

     If any of these events occurs, we will issue the individual certificated debt securities to the participants specified by DTC or its nominee, or to the beneficial owners specified by those participants, according to standing instructions and customary practices for securities registered in "street name". Except as described above, a global debt security may not be transferred except as a whole by or among DTC, a nominee of DTC and/or a successor depositary appointed by us.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in global debt securities among participants, it is under no obligation to perform or continue to perform these procedures, which may be discontinued at any time. Neither we, the Trustee, the security registrar nor any paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Section 308 of the indenture.

     We obtained the information in this section concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

THE TRUSTEE UNDER THE INDENTURE

     We and certain of our affiliates maintain banking and borrowing relations with Citibank, N.A.

     The indenture provides that we may appoint an alternative Trustee with respect to any particular series of debt securities. Any such appointment will be described in the prospectus supplement relating to that series of debt securities.

     Unless we are in default, the Trustee is required to perform only those duties specifically set out in the indenture. After a default, the Trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with the Trustee's exercise of these rights or powers. The Trustee is not required to spend or risk its own funds or otherwise incur financial liability in performing its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The indenture contains other provisions limiting the responsibilities and liabilities of the Trustee. Sections 601 and 603 of the indenture.

                              PLAN OF DISTRIBUTION

METHODS OF DISTRIBUTION

     We may sell the debt securities:

      --   to or through one or more underwriters or dealers;

      --   directly to other purchasers; and/or

      --   through one or more agents.

     The distribution of the debt securities may occur from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     The prospectus supplement relating to a series of debt securities will state:

      -- the name(s) of any underwriter(s) or agent(s) involved in the offer and sale (only the underwriter(s) or agent(s) as are named in the applicable prospectus supplement are underwriter(s) or agent(s) in connection with the debt securities being offered);

      -- the terms and manner of sale of the debt securities, including the purchase price, the proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

      --   the place and time of delivery of the debt securities; and

      --   any securities exchange on which the debt securities may be listed.

COMPENSATION AND INDEMNIFICATION OF UNDERWRITERS

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of debt securities may be considered to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any compensation that we pay to underwriters, dealers or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the prospectus supplement relating to the debt securities.

     We may agree to indemnify the underwriters and agents which participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

     Underwriters, dealers or agents participating in the offer or sale of the debt securities, and their associates, may be customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

     If stated in a prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us under contracts providing for payment and delivery on a future date. These contracts, which in all cases must be approved by us, may be made with:

      --   commercial and savings banks;

      --   insurance companies;

      --   pension funds;

      --   investment companies;

      --   educational and charitable institutions; and

      --   other institutions.

The institution's obligations under the contract will be subject to the condition that the purchase of the debt securities at the time of delivery is not prohibited under the laws of the jurisdiction to which the institution is subject. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

                                 LEGAL OPINIONS

     Unless otherwise stated in a prospectus supplement, Timothy M. Hayes, our General Counsel, will pass upon the legality of each issue of the debt securities for us and Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the debt securities for any underwriters, dealers or agents of a particular issue of debt securities. Sidley Austin Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Mr. Hayes. Mr. Hayes owns shares of common stock of AIG and has options to purchase additional shares of such stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report included therein, which, together with the rest of our Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated by reference in this prospectus and elsewhere in this registration statement. See "Incorporation of Information We File with the SEC". Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     In our Current Report on Form 8-K dated April 25, 2002, we disclosed that we have engaged PricewaterhouseCoopers LLP as our new independent accountants. Our audited consolidated financial statements that we include in our future SEC filings under the Securities Exchange Act of 1934 will be (to the extent covered by consents of PricewaterhouseCoopers LLP filed with the SEC) incorporated into this prospectus in reliance upon the audit reports of PricewaterhouseCoopers LLP pertaining to those statements given upon the authority of that firm as experts in accounting and auditing.